Exhibit 1.1

AMENDMENT TO EQUITY DISTRIBUTION AGREEMENT

This AMENDMENT TO EQUITY DISTRIBUTION AGREEMENT (this “Amendment”) is entered into as of September 25, 2020, by and between Naked Brand Group Limited, a company incorporated under the laws of Australia (the “Company”), and Maxim Group LLC (the “Agent”). All capitalized terms used herein shall have the meanings set forth in the Equity Distribution Agreement (as defined below), unless otherwise indicated.

RECITALS

WHEREAS, the Company and the Agent are parties to that certain Equity Distribution Agreement, dated August 20, 2020 (the “Equity Distribution Agreement”); and

WHEREAS, the parties hereto desire to amend the Equity Distribution Agreement as set forth herein to increase the maximum aggregate offering price of Shares to be issued and sold through the Agent pursuant to the Equity Distribution Agreement.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto agree as follows:

1. Amendment to Preamble of the Equity Distribution Agreement. The first sentence of the Preamble of the Equity Distribution Agreement is hereby amended and restated in its entirety as follows:

“Naked Brand Group Limited, a company incorporated under the laws of Australia (the “Company”), proposes to issue and sell through Maxim Group LLC (the “Agent”), as sales agent, ordinary shares, with no par value (“Ordinary Shares”), of the Company (the “Shares”) having an aggregate offering price of up to $18,500,000 on terms set forth herein.”

2. Amendment to Section 2(a) of the Equity Distribution Agreement. The first sentence of Section 2(a) of the Equity Distribution Agreement is hereby amended and restated in its entirety as follows:

“On the basis of the representations, warranties and agreements herein the Company agrees that, from time to time on the terms and subject to the conditions set forth herein, it may issue and sell through the Agent, acting as sales agent, Shares having an aggregate offering price of up to $18,500,000 (the “Offering Size”); provided, however, that in no event shall the Company issue or sell through the Agent such number of Shares that (a) exceeds the number or dollar amount of Ordinary Shares registered on the Registration Statement pursuant to which the Offering is being made, or (b) would cause the Company or the Offering to not satisfy the eligibility and transaction requirements for use of Form F-3 (including, if then applicable, General Instruction I.B.5 of Form F-3) (the lesser of (a), (b) and (c), the “Maximum Amount”).”

3. Amendment to Section 7 of the Equity Distribution Agreement. The first sentence of Section 7 of the Equity Distribution Agreement is hereby amended and restated in its entirety as follows:

“The term of this Agreement shall begin on the date hereof, and shall continue until the earlier of (i) the sale of Shares having an aggregate offering price of $18,500,000 or (ii) the termination by either the Agent or the Company upon the provision of ten (10) days written notice.”

4. No Other Amendments. Unless expressly amended by this Amendment, the terms and provisions of the Equity Distribution Agreement shall remain in full force and effect.

5. Conflicting Terms. Wherever the terms and conditions of this Amendment and the terms and conditions of the Equity Distribution Agreement are in conflict, the terms of this Amendment shall be deemed to supersede the conflicting terms of the Equity Distribution Agreement.

6. Titles and Subtitles. The titles of the sections and subsections of this Amendment are for convenience and reference only and are not to be considered in construing this Amendment.

7. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York without regard to principals of conflict of laws.

8. Counterparts. This Amendment may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original and all such counterparts shall together constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Amendment as of the date first written above.

NAKED BRAND GROUP LIMITED

By:	/s/ Justin Davis-Rice
Name:	Justin Davis-Rice
Title:	Executive Chairman

MAXIM GROUP LLC

By:	/s/ Clifford A. Teller
Name:	Clifford A. Teller
Title:	Executive Managing Director, Investment Banking

[SIGNATURE PAGE TO AMENDMENT TO THE EQUITY DISTRIBUTION AGREEMENT]